Exhibit 3.5

CERTIFICATE REQUIRED TO BE FILED WITH

RESTATED CERTIFICATE OF INCORPORATION OF

HEXION SPECIALTY CHEMICALS, INC.

Dated as of July 18, 2006

Pursuant to the New Jersey Business Corporation Act §14A:9-5

1.     Hexion Specialty Chemicals, Inc. (the “Corporation”) restates, integrates and further amends its Certificate of Incorporation (as previously amended) to read in full as attached hereto as Exhibit A (the “Restated Certificate of Incorporation”).

2.      The Restated Certificate of Incorporation was adopted on July 18, 2006. The number of shares of capital stock of the Corporation entitled to vote thereon was 82,556,847 shares of common stock, $0.01 par value per share; of such number of shares entitled to vote, all 82,556,847 shares voted for the adoption of such Restated Certificate of Incorporation; no shares voted against such adoption.

3.     The Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation. See Exhibit A.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by a duly authorized officer as of the date first above written and hereby affirms that the facts stated herein are true.

HEXION SPECIALTY CHEMICALS, INC.

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Senior Vice President and Treasurer

EXHIBIT A

RESTATED

CERTIFICATE OF INCORPORATION

OF

HEXION SPECIALTY CHEMICALS, INC.

Pursuant to New Jersey Business Corporation Act §14A:9-5

Hexion Specialty Chemicals, Inc. restates, integrates and further amends its Certificate of Incorporation to read in full as set forth below:

ARTICLE I

CORPORATE NAME

The name of the corporation is Hexion Specialty Chemicals, Inc.

ARTICLE II

PURPOSE

The purpose for which this corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

ARTICLE III

CAPITAL STOCK

1.	The aggregate number of shares of all classes of stock which the corporation is authorized to issue is 300,000,000 shares of common stock, par value $0.01 per share.

2.	Effect of Prior Stock Split. Effective as of September 19, 2005, pursuant to resolutions duly adopted by the board of directors of the Corporation (the “Board”), and ratified by resolutions duly adopted by the sole shareholder of the Corporation, a reverse split of the Common Stock of the Corporation was effected, whereby each share of Common Stock issued and outstanding or held as a treasury share by the Corporation immediately prior to such reverse split was reclassified, changed and converted into 0.85268157 share of Common Stock (the “Reverse Split”). No change to the par value or the number of authorized shares of capital stock of the Corporation was effected by the Reverse Split. Prior to the Reverse Split, there were 96,905,936 shares of common stock of the Corporation issued and outstanding. At the time of filing of this Restated Certificate of Incorporation (this “Restated Certificate”) with the Department of Treasury of the State of New Jersey (the “Effective Time”), as a result of the Reverse Split and the contribution of 73,059 shares, there were 82,556,847 shares of Common Stock issued and outstanding.

3.	The holders of common stock of the corporation shall be entitled to one vote per share of common stock on all matters which may be submitted to the holders of common stock of the corporation.

4.	The shareholders of the corporation shall not have pre-emptive rights.

5.	The affirmative vote of a majority of votes cast by the shareholders shall be required to authorize or approve any action or matter to be voted upon by the shareholders, except that directors shall be elected as provided in the corporation’s by-laws or as prescribed by the laws of its state of incorporation.

ARTICLE IV

REGISTERED OFFICE AND AGENT

The address of the corporation’s current registered office is 830 Bear Tavern Road, West Trenton, NJ 08628; the name of the corporation’s current registered agent at that address is Corporation Service Company.

ARTICLE V

CURRENT BOARD OF DIRECTORS

The number of directors constituting the current board of directors is seven. The names and addresses of the current members of the board of directors are:

1.	William H. Carter	180 East Broad Street, Columbus, Ohio 43215

2.	Craig O. Morrison	180 East Broad Street, Columbus, Ohio 43215

3.	Marvin O. Schlanger	7 Roszel Road, Princeton, New Jersey 08540

4.	Joshua J. Harris	9 West 57th Street, New York, New York 10019

5.	Robert V. Seminara	9 West 57th Street, New York, New York 10019

6.	Scott M. Kleinman	9 West 57th Street, New York, New York 10019

7.	Jordan C. Zaken	9 West 57th Street, New York, New York 10019

The number of directors of the corporation shall be fixed from time to time as provided in, and in the manner prescribed by, the by-laws of the corporation.

ARTICLE VI

INDEMNIFICATION

Every person who is or was a director or an officer of the corporation, or of any corporation which he served as such at the request of the corporation, shall be indemnified by the corporation to the fullest extent allowed by law, including the indemnification permitted by New Jersey Business Corporation Act §14A:3-5, against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or an officer of the corporation, or of such other corporation, whether or not that person is a director or an officer of the corporation, or of such other corporation, at the time the liabilities or expenses are imposed or incurred. During the pendency of any such proceeding, the corporation shall, to the fullest extent permitted by law, promptly advance expenses that are incurred from time to time by any such director or officer in connection with the proceeding, subject to the receipt by the corporation of an undertaking as required by law.

ARTICLE VII

PERSONAL LIABILITY OF DIRECTORS OR OFFICERS

A director or officer of the corporation shall not be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act. Any repeal or modification of this Article VII by the stockholders of the corporation shall not adversely affect any right or protection of a director or an officer of the corporation hereunder or otherwise with respect to any act or omission occurring before such repeal or modification is effective.

* * * * *